Exhibit 2.7

LOCK-UP AGREEMENT

THIS AGREEMENT dated for reference the 18th day of September, 2013

AMONG:

Denison Mines Corp., a corporation incorporated under the laws of Ontario

(“Offeror”)

AND

Sprott Asset Management USA Inc., a corporation incorporated under the laws of California

(“Seller”)

WHEREAS:

A.                                    this Lock-Up Agreement (the “Agreement”) sets out the terms and conditions upon which the Offeror, either directly or at its sole discretion through a wholly-owned subsidiary, will make an offer (the “Offer”) to purchase all of the issued and outstanding common shares (the “Subject Shares”) of Rockgate Capital Corp. (“Rockgate”), including any Subject Shares that may become outstanding after the date of the Offer but before the expiry time of the Offer upon the conversion, exchange or exercise of securities of Rockgate or any of its subsidiaries;

B.                                    this Agreement sets out the terms and conditions of the agreement of the Seller to deposit or cause to be deposited under the Offer: (i) the number of Subject Shares set forth in Schedule A hereto, representing all of the Subject Shares presently owned legally or beneficially by such Seller (including Subject Shares owned legally or beneficially by any subsidiary or affiliate of the Seller), or over which the Seller exercises control or direction, and (ii) all Subject Shares subsequently acquired by the Seller (all of such Subject Shares of the Seller are hereinafter collectively referred to as the “Seller’s Shares”), and sets out the obligations and commitments of the Seller in connection therewith;

C.                                    the Seller acknowledges that the Offeror would not commence the Offer but for the execution and delivery of this Agreement by the Seller;

D.                                   the Offeror wishes to acquire all of the Seller’s Shares upon and subject to the terms and conditions hereinafter set forth; and

E.                                     the Seller wishes to sell all of the Seller’s Shares to the Offeror upon and subject to the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the Offeror agreeing to initiate and make the Offer, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereby agree as follows:

ARTICLE 1
THE OFFER

1.1                               The Offer

(a)                                 Subject to the terms of this Agreement, the Offeror hereby covenants and agrees to make the Offer. The Offer will contain customary conditions for a take-over bid, including, without limitation: 90% minimum tender condition (the “Minimum Tender Condition”); the waiver or termination of all rights under any shareholder rights plan(s), by regulatory order or otherwise, to Denison’s satisfaction; Rockgate not having implemented or approved any issuance of shares or other securities or any other transaction, capital expenditure or distribution to its shareholders outside the ordinary course of business; there being no change in the business, operations or assets of Rockgate that constitutes a material adverse effect in respect of Rockgate;  and absence of material misstatements by Rockgate in its public disclosure documents (collectively, the “Conditions”).

(b)                                 The terms of the Offer shall include any amendments or variations to, or extensions of, such Offer, including, without limitation, removing or waiving any Condition or extending the date by which the Subject Shares may be deposited. The Offer will be made to the holders of all of the Subject Shares in consideration for 0.192 Offeror Common Share for each Subject Share.

(c)                                  Subject to Subsection 1.1(e) below, the Offeror shall commence the Offer by notice as soon as practicable and in any event no later than 11:59 p.m. (Toronto time) on September 20, 2013.

(d)                                 The Offer will be made in accordance with applicable securities laws and shall expire no earlier than 4:00 p.m. (Toronto time) on the thirty-sixth (36th) day after the day that the Offer is commenced, subject to the right of the Offeror to extend the period of time during which the Subject Shares may be deposited under the Offer (as it may be extended, the “Expiry Time”). The Offer will not be subject to any conditions other than the Conditions.

(e)                                  The Seller acknowledges and agrees that the Offeror may, in its sole and absolute discretion, amend, supplement, modify or waive any term or Condition of the Offer in whole or in part, provided that the Seller will be released from its obligations hereunder if the Offeror, without the consent of the Seller: (i) decreases the consideration per Subject Share, as specified in this Section 1.1, (ii) changes the form of consideration payable under the Offer (other than to add additional consideration or the option of Rockgate’s shareholders to choose one or more alternative forms of consideration in addition to the form of consideration herein specified), or (iii) otherwise amends or varies the terms and Conditions of the Offer in a manner adverse to the Seller. If the Offeror increases the consideration payable under the Offer prior to the expiry of the Offer, the Seller shall be entitled to such increased consideration in respect of its Subject Shares that are taken up by the Offeror, as required by applicable securities laws.

(f)                                   The obligation of the Offeror to make the Offer is conditional on the prior satisfaction of the following conditions, all of which conditions are included for the sole benefit of the Offeror and any or all of which may be waived by the Offeror in whole or in part in its sole discretion without prejudice to any other rights it may have under this Agreement or otherwise:

(i)                                     no circumstance, fact, change, event or occurrence shall have occurred that would render it impossible for the Offer to be consummated absent a waiver of or modification to one or more of the Conditions;

(ii)                                  no cease trade order, injunction or other prohibition at law shall exist against the Offeror making the Offer or taking up and paying for Subject Shares deposited under the Offer; and

(iii)                               the Offeror shall have determined in its sole discretion that no material adverse change shall have occurred with respect to either the Offeror or Rockgate.

1.2                               Deposit by Seller

(a)                                 Subject to Subsection 1.2(b) below, the Seller agrees to deposit or cause to be deposited, all of the Seller’s Shares under the Offer no later than the fifth (5th) business day after the date of commencement of the Offer and thereafter except as may be permitted under this Agreement or applicable law not withdraw or permit the Seller’s Shares to be withdrawn from the Offer. In the event that the Seller subsequently obtains any additional Subject Shares, such Subject Shares shall be deposited under the Offer as soon as practicable after the date such Subject Shares are obtained.

(b)                                 The Seller hereby agrees that neither it nor any person or entity acting on its behalf will withdraw or take any action to withdraw any of the Seller’s Shares deposited under the Offer notwithstanding any statutory rights or other rights under the terms of the Offer or otherwise which it might have, unless this Agreement is terminated in accordance with its terms prior to the take-up and payment of the Seller’s Shares under the Offer.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.1                               Representations and Warranties of the Seller

The Seller hereby represents and warrants to and in favour of the Offeror as follows and acknowledges that the Offeror is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)                                 Organization. It is duly incorporated or formed and validly existing under the laws of its jurisdiction of incorporation or formation.

(b)                                 Authorization, etc. It has all necessary power, authority, capacity, consent and right to enter into this Agreement and to carry out each of its obligations under this Agreement. This Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms; subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

(c)                                  Ownership, etc. The ordinary business of the Seller includes the management of investment funds for others.  The Seller (or, if applicable, one or more of its direct or indirect subsidiaries or one of its affiliates):

(i)                                     is the sole beneficial owner of such Seller’s Shares,  or

(ii)                                  holds such Seller’s Shares on behalf of beneficial owners pursuant to terms whereby the Seller has full discretion to make investment decisions and to trade in the Seller’s Shares on behalf of and for the account of such beneficial owner without requiring such beneficial owner’s consent, and such terms grant to the Seller voting and dispositive power over such Seller’s Shares in the ordinary course of the performance of the Seller’s duties relating to such accounts (a “Fully Managed Account”).

The total number of Subject Shares beneficially owned by, or over which control and direction is held, by the Seller or held in one or more Fully Managed Accounts is set forth in Schedule A hereto. The Seller has the sole and exclusive right (either on its own behalf or pursuant to the terms of any Fully Managed Accounts) to dispose of such Seller’s Shares as provided in this Agreement and to vote all such Seller’s Shares, and the Seller is not a party to, bound or affected by or subject to any contractual arrangements, law or regulation of which a breach would occur as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement.

(d)                                 Good Title. The Seller’s Shares to be acquired by the Offeror directly or indirectly from the Seller pursuant to the Offer will be acquired with good and marketable title, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever, and such Seller’s Shares are not subject to any shareholders’ agreement, voting trust or similar agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming a shareholders’ agreement, voting trust or other agreement affecting the Seller’s Shares or the ability of such holder thereof to exercise ownership rights thereto, including the voting of any such Subject Shares. No approval of the securityholders of the Seller is or will be required in order to sell the Seller’s Shares to the Offeror.

(e)                                  No Agreements. No person, firm, body corporate or other entity whatsoever has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, requisition or transfer from the Seller, or any registered holder of the Seller’s Shares, of any of the Seller’s Shares, or any interest therein or right thereto, except pursuant to this Agreement. There does not exist any agreement, understanding or commitment giving rise to any obligations, financial or otherwise, on the part of Rockgate or any of its subsidiaries or affiliates to the Seller, or any subsidiaries or affiliates of the Seller as applicable.

(f)                                   No Proceeding Pending. There is no claim, action, lawsuit, arbitration, mediation or other proceeding pending or threatened against the Seller (or its subsidiaries or affiliates), which relates to this Agreement or otherwise materially impairs or could materially impair the ability of the Seller to consummate the transactions contemplated hereby.

(g)                                  Consents. To the best of the Seller’s knowledge, there is no requirement of the Seller to make any filing with, give any notice to, or obtain any permit, licence, sanction, ruling, order, exemption or consent, approval or waiver of, any governmental authority or other person (including the lapse, without objection, of a prescribed time under applicable law that states that a transaction may be implemented if a prescribed time lapses following the giving of notice) as a condition to the lawful completion of the transactions contemplated by this Agreement or the Offer, or the execution and delivery by the Seller and enforcement against the Seller of this Agreement.

(h)                                 Non-Contravention. This Agreement does not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with in any material manner, or allow any other person to exercise any rights under any of the terms or provisions of the constating documents and/or by-laws of the Seller (or of any of its subsidiaries or affiliates which is the legal or beneficial owner of the Seller’s Shares) or any agreement, contract or indenture to which the Seller is a party or by which the Seller’s property is bound (as applicable), and will not result in the violation of any law or regulation.

(i)                                     Not Joint Actors. The Seller is not acting jointly or in concert with the Offeror in respect of the Offer and the entry into this Agreement was a condition imposed by the Offeror to proceeding with the Offer.

(j)                                    Lack of Knowledge and Representation. Neither the Seller nor any joint actor with the Seller (including its subsidiaries and affiliates) has, or has had within the twelve (12) months preceding the date of this Agreement, any board or management representation in respect of Rockgate, or has knowledge of any material information concerning Rockgate or its securities that has not been generally disclosed.

The representations, warranties and covenants of the Seller set forth in this Section 2.1 shall survive the completion of the sale and purchase of the Seller’s Shares under the Offer and, notwithstanding such completion, will continue in full force and effect for the benefit of the Offeror for a period of one (1) year from the date thereof.

2.2                               Representations and Warranties of Offeror

Offeror represents and warrants to and in favour of the Seller as follows and acknowledges that the Seller is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)                                 Organization. Offeror is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)                                 Authorization, etc. Offeror has all necessary power, authority, capacity, consent and right to enter into this Agreement and to carry out its obligations under this Agreement. This Agreement has been duly executed and delivered by Offeror and constitutes a legal, valid and binding obligation of Offeror enforceable against it in accordance with its terms; subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

(c)                                  Non-Contravention. This Agreement does not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with in any material manner, or allow any other person to exercise any rights under any of the terms or provisions of the constating documents and/or by-laws of Offeror or any agreement, contract or indenture to which Offeror is a party or by which its  property is bound (as applicable), and will not result in the violation of any law or regulation by Offeror.

(d)                                 Not Joint Actors. Offeror is not acting jointly or in concert with the Seller in respect of the Offer.

(e)                                  Lack of Knowledge and Representation. Neither Offeror nor any joint actor with Offeror (including its subsidiaries and affiliates) has, or has had within the twelve (12) months preceding the date of this Agreement, any board or management representation in respect of Rockgate, or has knowledge of any material information concerning Rockgate or its securities that has not been generally disclosed.

The representations, warranties and covenants of Offeror set forth in this Section 2.2 shall survive the completion of the sale and purchase of the Seller’s Shares under the Offer and, notwithstanding such completion, will continue in full force and effect for the benefit of the Seller for a period of one (1) year from the date thereof.

ARTICLE 3
COVENANTS OF THE SELLER

3.1                               The Seller hereby covenants and agrees that it shall not, from the date hereof until the earlier of: (I) the termination of this Agreement pursuant to Article 5; and (II) the date and time the Offer, as it may be extended by the Offeror from time to time, expires (the “Expiry Time”), except in accordance with the terms of this Agreement:

(a)                                 grant or agree to grant any proxy or other right to the Subject Shares, or enter into any voting trust or pooling agreement or arrangement or enter into or subject any of such Subject Shares to any other agreement, arrangement, understanding or commitment, formal or informal, with respect to or relating to the voting thereof;

(b)                                 directly or indirectly, through any officer, director, employee, advisor, representative, agent or otherwise (as applicable), make, solicit, assist, initiate, encourage, or otherwise facilitate any inquiries, the submission of proposals or offers from any other person, body corporate, partnership or other business organization whatsoever regarding a potential competing or superior proposal for the acquisition of the Subject Shares (whether by way of take-over bid, asset sale, merger, amalgamation, arrangement, reorganization or other business combination) (a “Competing Bid”), participate in any material discussions or negotiations regarding any Competing Bid, or otherwise cooperate in any way with, or assist or participate in, knowingly facilitate or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing, including by depositing or voting any of the Seller’s Shares in favour of any such Competing Bid;

(c)                                  option, sell, transfer, dispose of, pledge, encumber, grant a security interest in or otherwise convey any Subject Shares or any right or interest therein, or agree to do any of the foregoing except pursuant to the Offer;

(d)                                 acquire any additional number of Subject Shares or securities convertible into or exchangeable for Subject Shares, except as permitted by law;

(e)                                  except as required by applicable law prior to the public announcement of the Offer, directly or indirectly, disclose to any person, firm or corporation the existence of the terms and conditions of this Agreement, or any terms or conditions or other information concerning the Offer; or

(f)                                   take any action to encourage or assist any other person to do any of the prohibited acts referred to in foregoing provisions of this Subsection 3.1, provided that affiliates of the Seller may acquire additional common shares of Rockgate if the market price for such shares is materially lower than the price implied by the Offer.

3.2                               The Seller hereby covenants and agrees that it shall, from the date hereof until the earlier of (I) the termination of this Agreement pursuant to Article 5, and (II) the Expiry Time, except in accordance with the terms of this Agreement:

(a)                                 immediately cease any existing discussions or negotiations it is engaged in with any parties (other than the Offeror) with respect to any Competing Bid; and

(b)                                 use its reasonable commercial efforts to assist the Offeror to successfully complete the Offer and any subsequent acquisition transaction;

(c)                                  in addition to granting to the Offeror one or more of the forms of proxy contemplated by Subsections 3.4, 6.2(d) and 6.2(e) below, exercise the voting rights attaching to the Seller’s Shares to oppose any proposed action by Rockgate, its directors, officers and/or shareholders, any of its subsidiaries or any other person:

(i)                                     in respect of any amalgamation, merger, sale of Rockgate’s or its affiliates’ or associates’ assets, take-over bid, issuer bid, plan of arrangement, reorganization, recapitalization, issuance of shares, equity or voting securities or convertible or exchangeable securities or other business combination or similar transaction involving Rockgate or any of its subsidiaries other than the Offer;

(ii)                                  which would reasonably be regarded as being directed towards or likely to prevent or delay the take-up and payment of the Seller’s Shares deposited under the Offer or the successful completion of the Offer, including without limitation any amendment to the constating documents of Rockgate, its subsidiaries or its organizational structure;

(iii)                               in respect of any new shareholder rights plan or “poison pill” subsequent to the date of this Agreement; or

(iv)                              which would reasonably be expected to result in a material adverse effect in respect of Rockgate;

(d)                                 promptly notify and provide to the Offeror a copy of any Competing Bid or proposal or document related thereto provided to the Seller, or any amendments to the foregoing; and

(e)                                  deposit and not withdraw all of the Seller’s Shares, together with a duly completed and executed letter of transmittal or notice of guaranteed delivery (or take all actions to cause the Seller’s Shares to be electronically deposited through the CDSX system), with the depositary specified in the take over bid circular setting out the terms of the Offer (the “Circular”) in accordance with all of the terms thereof and all of the terms of this Agreement.

3.3                               The Seller covenants to co-operate with the Offeror in making all requisite regulatory filings in respect of the Offer.

3.4                               The Seller will within two days after the execution and delivery of this Agreement by Offeror duly execute and deliver to Offeror (and at the request of Offeror, re-execute and re-deliver from time to time) a form of proxy or voting instructions in form and substance acceptable to Offeror irrevocably appointing one or more individual persons designated by Offeror, with full power of substitution (the “Seller Proxyholder”), as proxy for and on behalf of Seller in respect of all voting entitlement of the Seller’s Shares in respect of the shareholders meeting of Rockgate scheduled to be held on September 25, 2013 (along with any adjourned or rescheduled or postponed meeting) regarding the proposed plan of arrangement contemplated by that certain arrangement agreement dated August 13, 2013 between Rockgate and Mega Uranium Ltd. (“Mega”), directing the Seller Proxyholder to vote against any resolution approving such plan of arrangement or related matter.

3.5                               The Seller shall use its commercially reasonable best efforts to recommend to its clients who may hold Subject Shares in accounts other than Fully Managed Accounts (which for greater certainty the Seller does not beneficially own nor exercise control or direction over) that such clients tender all Subject Shares held by such clients to the Offer and exercise the voting rights attached to such Subject Shares to vote against or otherwise reject the proposed plan of arrangement transaction (and any revision or amendment thereto) between Rockgate and Mega.

ARTICLE 4
COVENANTS OF THE OFFEROR

The Offeror hereby covenants and agrees that, unless the Seller shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement:

(a)                                 subject to the terms and conditions of the Offer, Offeror shall take up the Seller’s Shares deposited under the Offer and pay for such Seller’s Shares as set forth in the Circular; and

(b)                                 Offeror shall use all reasonable commercial efforts, including co-operating with the Seller, to make all requisite regulatory filings in order to obtain all requisite regulatory approvals required to effect and complete the Offer.

Offeror further covenants and agrees that all Offeror Common Shares issuable to the Seller as consideration under the Offer shall be authorized for issuance and shall be duly and validly issued shares of the common stock of the Offeror.

ARTICLE 5
TERMINATION

5.1                               Termination

This Agreement may be terminated by notice in writing as follows:

(a)                                 at any time by mutual consent of the Seller and the Offeror;

(b)                                 by the Seller, if the Offer is not commenced within the time contemplated by Subsection 1.1(b) or if the Offer has been terminated or withdrawn;

(c)                                  by the Seller, provided the Seller is not in breach of any of its obligations hereunder, if the Offeror has not taken up and paid for Subject Shares deposited under the Offer within one hundred and twenty (120) days after the date of the Offer; provided, however, that if the Offeror’s take up and payment for Subject Shares deposited under the Offer is delayed by an injunction or order made by a court or regulatory authority of competent jurisdiction, then provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval being actively sought, as applicable, this Agreement shall not be terminated by the Seller pursuant to this Section 4.1(c) until the earlier of (i) one hundred and eighty (180) days after the date the Offer is commenced, and (ii) the 10th business day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval or declaration of effectiveness is obtained, as applicable;

(d)                                 by the Seller, when not in material default in its performance of its obligations hereunder, at any time if the Offer is modified in a manner contrary to the terms of this Agreement or contrary to the provisions of applicable securities legislation;

(e)                                  by either the Seller or the Offeror, when not in material default in its performance of its obligations hereunder, if the other party has not complied with its covenants contained herein in all material respects;

(f)                                   by either the Seller or the Offeror, when not in material default in the performance of its obligations hereunder, if any of the representations and warranties of the other party contained herein is untrue or inaccurate in any material respect; or

(g)                                  by the Offeror, if any Condition is not satisfied at the Expiry Time of the Offer and the Offeror has not elected to waive such condition.

ARTICLE 6
ALTERNATIVE FORM OF TRANSACTION

6.1                               Alternative Form of Transaction

If the Offeror determines that it is necessary or desirable to proceed with another form of transaction, including a plan of arrangement or similar transaction, whereby the Offeror would acquire following completion of such Alternative Transaction all or substantially all of the Subject Shares outstanding or all or substantially all of the assets of Rockgate and its subsidiaries and that (a) provides for economic terms which, in relation to the Seller, on an after-tax basis, are at least equivalent to or better than those contemplated by the Offer, (b) would not result in a delay or time to completion materially longer than contemplated pursuant to the Offer, and (c) is otherwise on terms and conditions no more onerous on the Seller than the Offer (an “Alternative Transaction”), then the Seller shall support the completion of such Alternative Transaction.

6.2                               Rockgate Shareholder Meeting

If any Alternative Transaction involves a meeting or meetings of Rockgate’s shareholders (the “Rockgate Alternative Transaction Meeting”), the Seller shall vote in favour of any matters necessary or ancillary to the completion of the Alternative Transaction and shall vote against any resolution the subject matter or effect of which would be to prevent, hinder, delay or frustrate such Alternative Transaction. In the event of any proposed Alternative Transaction, the references in this Agreement to the Offer shall be deemed to be changed to “Alternative Transaction” and all provisions of this Agreement shall be and shall be deemed to have been made in the context of the Alternative Transaction. Without restriction, the Seller:

(a)                                 shall attend (either in person or by proxy) the Rockgate Alternative Transaction Meeting (including, for greater certainty, any adjourned, postponed or rescheduled meeting), and at such meeting, vote or cause to be voted all of the Seller’s Shares, (including Seller’s Shares acquired by the Seller on or following the date hereof and prior to the record date for voting at such meeting) that are beneficially owned by, or over which control or direction is exercised by, the Seller and which are entitled to be voted at such meeting in favour of any resolution approving the Alternative Transaction;

(b)                                 shall vote or cause to be voted (in person or by proxy) any Seller’s Shares against, and not tender or cause to be tendered any Subject Securities to:

(i)                                     any corporate transaction, such as a merger, amalgamation, arrangement, rights offering, reorganization, recapitalization or liquidation or take-over bid or similar transaction involving the Rockgate or the Subject Shares other than the Alternative Transaction;

(ii)                                  any proposed sale or transfer of a material amount of assets of Rockgate or any of its subsidiaries or the issuance of any securities of Rockgate; or

(iii)                               any action that is reasonably likely to impede, interfere with, delay, postpone, or adversely affect in any material respect the Alternative Transaction;

(c)                                  shall not, except as required pursuant to this Agreement, grant or agree to grant any proxy or other right to vote the Seller’s Shares or enter into any voting trust or pooling agreement or arrangement or enter into or subject any of the Seller’s Shares to any other agreement, arrangement, understanding or commitment, formal or informal, with respect to or relating to the voting or tendering thereof or revoke any proxy granted pursuant to this Agreement;

(d)                                 shall upon the request of Offeror duly execute and deliver to Offeror (and at the request of Offeror, re-execute and re-deliver from time to time) a form of proxy or voting instructions in form and substance acceptable to Offeror irrevocably appointing one or more individual persons designated by Offeror, with full power of substitution (the “Alternative Transaction Proxyholder”), as proxy for and on behalf of Seller in respect of all voting entitlement of the Seller’s Shares in respect of any Rockgate Alternative Transaction Meeting, directing the Alternative Transaction Proxyholder to vote for any resolution approving such Alternative Transaction or related matter; and

(e)                                  shall upon the request of Offeror duly execute and deliver to Offeror (and at the request of Offeror, re-execute and re-deliver from time to time) a form of proxy or voting instructions in form and substance acceptable to Offeror irrevocably appointing one or more individual persons designated by Offeror, with full power of substitution (the “Non Approved Transaction Proxyholder”), as proxy for and on behalf of Seller in respect of all voting entitlement of the Seller’s Shares directing the Non Approved Transaction Proxyholder to vote against any resolution approving any transaction of the nature contemplated by Subsection 6.2(b) above.

ARTICLE 7
GENERAL PROVISIONS

7.1                               Headings, etc.

The division of this Agreement into Articles and sections and the insertion of headings are for convenient reference only and do not affect its interpretation.

7.2                               References to Shares

References to “Shares” or “Subject Shares” (including the “Seller’s Shares”) include any shares or securities into which the Subject Shares of Rockgate may be reclassified, subdivided, consolidated or converted and any rights and benefits arising therefrom, including any distributions of securities which may be declared in respect of the Subject Shares, and references to per share offer consideration shall be subject to equitable adjustment to reflect any such change to the capitalization of Rockgate.

7.3                               Further Assurances

Each of the Offeror and the Seller shall from time to time execute and deliver all such further documents and instruments and do all such acts and things as the other party may, either before or after the expiry of the Offer, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

7.4                               Effect of Termination

If this Agreement is terminated as provided for in Article 5, there shall be no liability or further obligation, on the part of any party hereto; provided that nothing in this Section 7.4 shall release the parties to this Agreement of liability for breach of any representation, warranty or covenant of this Agreement occurring prior to the termination hereof. Upon termination of this Agreement, the Seller shall be entitled to withdraw any of its Seller’s Shares deposited under the Offer.

7.5                              Time of the Essence.

Time shall be of the essence of this Agreement.

7.6                               Fees

Each party hereto shall pay the fees, costs and expenses of their respective financial, legal, auditing and other professional and other advisors incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred and shall indemnify each of the other parties from and against any and all claims against any of them for “finder’s” or “agency” fees relating to the transactions contemplated hereby.

7.7                              Public Announcements and Filings

Except as required by law or applicable stock exchange requirements, the Seller shall not make any public announcement or statement with respect to the Offer or this Agreement without the prior approval of the Offeror. Moreover, in any event, the Seller agrees to provide prior notice to the Offeror of any public announcement relating to the Offer or this Agreement and agrees to consult with the Offeror prior to issuing such public announcement. The Seller hereby expressly consents to the Offeror disclosing the existence of this Agreement in any press release or other public disclosure document and acknowledges that a copy of this Agreement shall be filed on SEDAR on or following the date hereof. The Seller hereby expressly acknowledges and agrees that a summary of this Agreement and the negotiations leading to its execution and delivery may appear in, and a copy of this Agreement may be appended as an exhibit to, the Notwithstanding the foregoing, any disclosure that contains a reference, directly or indirectly, to the Seller shall, to the extent practicable in the circumstances, be subject to the prior review and approval of the Seller, not to be unreasonably withheld or delayed.

7.8                               Specific Performance and other Equitable Rights

The Seller recognizes and acknowledges that this Agreement is an integral part of the transactions contemplated in the Offer and that the Offeror would not contemplate making the Offer unless this Agreement was executed, and that a breach by the Seller of any covenants or other commitments or obligations contained in the Agreement will cause the Offeror to sustain injury for which it would not have an adequate remedy at Law for money damages. Therefore, each of the parties hereto agrees that, in the event of such breach, the Offeror shall be entitled to the remedy of specific performance of such obligation and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the Seller further agrees to waive any requirement for the security or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. Such remedies will not be exclusive remedies for any breach of this Agreement but will be in addition to any other remedy to which the Offeror may be entitled, at law or in equity.

7.9                               Benefit of the Agreement

This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

7.10                        Assignment

This Agreement may not be assigned by any party without the prior written consent of the other party, provided, however, that the Offeror may assign its respective obligations under this Agreement to an affiliate of the Offeror provided that the Offeror shall continue to be liable for any breach of or default in performance by the assignee of this Agreement.

7.11                        Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior negotiations, investigations and agreements relating to the subject matter hereof. There are no warranties, representations, understandings or agreements between the parties in connection with the subject matter hereof except as specifically set forth or referred to in this Agreement.

7.12                        Amendments and Waiver

No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by each of the parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

7.13                        Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and may be given by personal delivery or by facsimile or other electronic means of communication addressed to the recipient as follows:

(a)                                 if to the Seller:

Sprott Asset Management USA Inc.
1910 Palomar Point Way
Suite 200
Carlsbad, California 92008

Attention:                                         Gretchen Carter
Facsimile:                                         760-683.6752

(b)                                 if to the Offeror or the Offeror:

Denison Mines Corp.
Suite 2000
885 West Georgia Street

Vancouver, British Columbia
V6C 3E8

Attention:                                         Ron Hochstein
Facsimile:                                         604.689.4250

with a copy to:

Cassels Brock & Blackwell LLP
Suite 2200
885 West Georgia Street
Vancouver, British Columbia
V6C 3E8

Attention:                                         Gordon R. Chambers
Facsimile:                                         604.691.6120

or to such other address, facsimile number or email address as may be designated by notice given by any party to the other. If any notice or other communication shall be given by personal delivery, a copy of such notice or communication shall also be given by facsimile. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the date of actual delivery thereof and, if given by facsimile or other means of electronic communication, on the date of transmittal thereof if given prior to 5:00 P.M. (Toronto time) and on the next business day if not given prior to 5:00 P.M. (Toronto time).

7.14                        Interpretation

In this Agreement words importing the singular shall include the plural and vice versa, words importing any gender include all genders and the word person includes individuals, partnerships, associations, trusts, foundations, unincorporated organizations, limited liability companies and corporations. The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

7.15                        Severability

It is intended that all provisions of this Agreement shall be fully binding and effective between the parties, but in the event that any particular provision or provisions or a part of one is found to be void, voidable or unenforceable for any reason whatever, then the particular provision or provisions shall be deemed severed from the remainder of this Agreement and all other provisions shall remain in full force.

7.16                        Governing Law

This Agreement and the rights and obligations of the parties hereto shall be governed in all respects, including validity, interpretation and effect, exclusively by the laws of the Province of Ontario and the laws of Canada applicable therein without giving effect to the principles of conflict of laws and each of the Offeror and Seller irrevocably submits to the jurisdiction of the courts of the Province of Ontario.

7.17                        Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument. Delivery of an executed signature page to this Agreement by any party by electronic transmission will be as effective as delivery of a manually executed copy of the Agreement by such party.

7.18                       Effectiveness

This Agreement shall not become binding on either Offeror or Seller unless and until this Agreement has been executed by Offeror and delivered by Offeror to Seller.

IN WITNESS WHEREOF the parties hereto have hereunto executed this Agreement:

SPROTT ASSET MANAGEMENT USA INC.

By:	(signed) “[signature not legible]”
Authorized Signatory

Executed by Offeror and delivered to Seller this 18th day of September, 2013

DENISON MINES CORP.

By:	(signed) “Ron F. Hochstein”
Authorized Signatory

Schedule A

Seller’s Shares

Number of Common Shares:	758,800

Number of Options:	Nil

Number of Warrants:	Ni